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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under
                         Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934

                                         Commission File No. 000-19743
                                                             ---------------

                                 USTrails Inc.
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            (Exact name of registrant as specified in its charter)

               2711 LBJ Freeway, Suite 200, Dallas, Texas  75234
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    Common Stock, par value $0.01 per share
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           (Title of each class of securities covered by this Form)

                                     None
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(Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [X]                Rule 12h-3(b)(1)(ii)  [_]

Rule 12g-4(a)(1)(ii)   [_]                Rule 12h-3(b)(2)(i)   [_]

Rule 12g-4(a)(2)(i)    [_]                Rule 12h-3(b)(2)(ii)  [_]

Rule 12g-4(a)(2)(ii)   [_]                Rule 15d-6            [_]

Rule 12h-3(b)(1)(i)    [X]

     Approximate number of holders of record     0
       as of the certification or notice date:  -------------------

     Pursuant to the requirements of the Securities Exchange Act of 1934, USTrails Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                              Date:  December 20, 1996
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                              By:   /s/ Walter B. Jaccard
                                 --------------------------------
                              Name:  Walter B. Jaccard
                              Title: Vice President and Secretary,
                                     Thousand Trails, Inc.